SCI SYSTEMS, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 25, 1996



To the Shareholders of SCI Systems, Inc.:

  Notice is hereby given that the 1996 annual meeting of shareholders of SCI Systems, Inc., a Delaware corporation, will be held at 10:00 A.M., Eastern Daylight Savings Time, on Friday, October 25, 1996, at 500 Civic Center Drive, Augusta, Maine 04330 (the "Meeting"), for the following purposes:

     (1) to elect Class III Directors to serve for a term of three years;

     (2) to approve the Company's Senior Executive Officers Annual Incentive
         Plan;

     (3) to act upon a proposal to ratify the selection of Ernst &Young LLP as auditors for the fiscal year ending June 30, 1997; and

     (4) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on September 16, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at such Meeting and any adjournment or postponement thereof.

  It is important that your shares be represented and voted at the Meeting. Accordingly, you are requested to please date, sign, and mail the enclosed proxy as promptly as possible. Thank you for your cooperation.

 By order of the Board of Directors,
[GRAPHIC OMITTED]




Michael M. Sullivan
Secretary

Huntsville, Alabama
September 25, 1996

Please sign, date and promptly mail the enclosed white proxy card in the postage paid envelope provided.

                                SCI SYSTEMS, INC.
                         c/o SCI Systems (Alabama), Inc.
                                  P.O. Box 1000
                            Huntsville, Alabama 35807


                                 PROXY STATEMENT

  This Statement is furnished in connection with the solicitation by the Board of Directors of SCI Systems, Inc. (the "Board" and the "Company") of proxies to be voted at the annual meeting of shareholders of the Company to be held at 10:00 A.M., Eastern Daylight Savings Time, on Friday, October 25, 1996, at 500 Civic Center Drive, Augusta, Maine 04330 and at any and all adjournments or postponements of such meeting (the "Meeting"). If the enclosed form of proxy is executed, returned in time, and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholder, and if specifications are not made, it will be voted for election of the director nominees named herein, for approval of the Senior Executive Officers Annual Incentive Plan, and for ratification of the selection of auditors, as described in this Proxy Statement. If other matters are properly presented at the Meeting, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

  Shareholders who execute proxies may revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy, or a duly executed proxy bearing a later date. Proxies also may be revoked by any shareholder present at the Meeting who expresses a desire to vote his or her shares in person. A majority of the shareholders entitled to vote must be present in person, or represented by proxy, to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense. When a quorum is present at any meeting, an affirmative vote of a majority of the number of shares of stock present, or represented by proxy, at the Meeting and entitled to vote shall decide any question brought before the Meeting. However, directors shall be elected by an affirmative vote of a plurality of the shares present in person, or represented by proxy at the Meeting, and entitled to vote on the election of directors. Abstentions will have the effect of negative votes with respect to any matter presented at the Meeting, other than election of directors, while broker non-votes will have no effect on any matter presented. If authority to vote for one or more of the director nominees is withheld on a proxy card, no vote will be cast with respect to the shares indicated on that proxy card and the outcome of the election will not be affected.

The Notice of the Meeting, this Proxy Statement, and the form of proxy were first mailed to shareholders on or about September 25, 1996.

                                VOTING SECURITIES

  At the close of business on September 16, 1996, the record date for determining shareholders entitled to notice and to vote at the Meeting, there were outstanding 29,662,395 shares of common stock of the Company, par value $0.10 ("Common Stock"). Each share is entitled to one vote.

  The following table sets forth certain information concerning each person known to the Board to be a beneficial owner of more than five percent of the outstanding shares of Common Stock as of December 31, 1995 (the ownership of the directors and executive officers of the Company being included elsewhere herein).

 Name and Address            Amount Beneficially             Percent of
 of Beneficial Owner               Owned                      Class (1)

FMR Corporation                  4,215,600                      14.30%
82 Devonshire Street, Boston, Massachusetts 02109-3614


(1) According to a Schedule 13G dated February 14, 1996, filed pursuant to the Securities Exchange Act of 1934.









Ownership of Equity Securities in the Company





  The following table sets forth information regarding beneficial ownership of Common Stock by each director, the Named Executive Officers, and the directors and executive officers of the Company as a group as of September 16, 1996.






                                Aggregate Number of Shares       Percentage of
Name
                                    Beneficially Owned       Outstanding Shares

Olin B. King                           1,290,767   (1)                 4.35
A. Eugene Sapp, Jr                       217,048   (1)                    *
David F. Jenkins                          50,837   (2)                    *
Howard H. Callaway                        48,245   (3)                    *
Jerry F. Thomas                           44,497   (4)                    *
Peter M. Scheffler                        15,900   (4)                    *
Jackie M. Ward                             5,781   (5)                    *
G. Robert Tod                              4,389   (6)                    *
William E. Fruhan                          4,195   (7)                    *
Wayne Shortridge                           1,695   (8)                    *
Joseph C. Moquin                           1,340   (9)                    *
All Directors and Executive
Officers as a group (15 persons)        1,821,487 (10)                 6.14



* Indicates less than 1% of issued and outstanding shares of Common Stock.








  (1) Includes 277,750 and 150,200 shares not presently owned by Messrs. King and Sapp, respectively, but which are subject to stock options exercisable within 60 days after September 16, 1996.

  (2) Includes 49,150 shares not presently owned but which are subject to stock options exercisable within 60 days after September 16, 1996.

  (3) Includes 1,500 shares owned by Mr. Callaway's spouse, 5,500 shares owned of record by the Howard H. Callaway Foundation, Inc., 970 shares not presently owned by Mr. Callaway but which are subject to stock options exercisable within 60 days after September 16, 1996, and 275 shares owned through the Directors' Deferred Compensation Plan. Mr. Callaway is an officer and Trustee of the Foundation and, as such, shares voting and investment powers with respect to the shares owned by the Foundation. Nothing in this paragraph should be construed as an admission by Mr. Callaway of beneficial ownership of the shares owned by his spouse.


  (4) Includes 42,925 and 15,600 shares not presently owned by Messrs. Thomas and Scheffler, respectively, but which are subject to stock options exercisable within 60 days after September 16, 1996.

  (5) Includes 2,000 shares owned by the estate of Ms. Ward's deceased husband, 485 shares not presently owned by Ms. Ward but which are subject to stock options exercisable within 60 days of September 16, 1996, and 711 shares owned through the Directors' Deferred Compensation Plan. Ms. Ward does not have voting power over the shares and is not a beneficiary of the estate of her deceased husband. Reporting of her husband's shares is not an admission by Ms. Ward of beneficial ownership of those shares.

  (6) Includes 242 shares not presently owned by Mr. Tod but which are subject to stock options exercisable within 60 days of September 16, 1996, and 627 shares owned through the Directors' Deferred Compensation Plan.

  (7) Includes 695 shares owned through the Directors' Deferred Compensation
      Plan.

  (8) Includes 695 shares owned through the Directors' Deferred Compensation
      Plan.

  (9) Includes 340 shares owned through the Directors' Deferred Compensation
      Plan.

  (10)Includes 649,722 shares not presently owned by directors or executive officers but which are subject to stock options exercisable within 60 days of September 16, 1996, and 3,068 shares owned through the Directors' Deferred Compensation Plan.


                       PROPOSAL 1 - ELECTION OF DIRECTORS






Nominees for Board of Directors
  In accordance with the Company's Second and Restated Certificate of Incorporation, the Board is divided into three classes, with each class consisting, as nearly as possible, of one third of the total number of directors fixed by the Board. The Company's Bylaws provide that the number of directors shall be not less than three (3) and not more than eleven (11), and that the exact size of the Board may be fixed from time to time by the Board. The Board has currently fixed the number of directors at seven, with two directors in Class I, three in Class II, and two in Class III. Board members serve three-year terms. The terms are staggered to provide for election of one class each year. Class III directors are to be elected at the Meeting.






  The Board has nominated G. Robert Tod and A. Eugene Sapp, Jr. for election as Class III directors. It is intended that the proxies will be voted for the re-election of the two nominees to serve as directors of the Company for a term of three years and until their respective successors are elected and qualified. The proxies cannot be voted for a greater number of persons than the number of nominees named herein. In the event any of the nominees refuses or is unable to serve as a director (which is not now anticipated), the person(s) acting as proxies reserve full discretion to vote for such other persons as may be nominated.






Information About Director Nominees and Continuing Directors





  Based upon information supplied by them, the table below sets forth for each director nominee and continuing director their name, age, positions with the Company, principal occupation and business experience for the last five years, and prior service as a director of the Company.






                                                       Positions with the Company                                      Director
  Name and Age                                          And Principal Occupation                                        Since

  Class III Director Nominees
  (Term expiring in 1999)

  G. Robert Tod (2) (3)                President and Chief Operating Officer, CML Group, Inc., Acton,                     1981
  (57)                                 MA, a specialty marketing company, since 1969.

  A. Eugene Sapp, Jr. (1) (4)          President and Chief Operating Officer of SCI Systems, Inc.                         1981
  (60)

  Class II  Directors
  (Term expiring in 1998)

  Jackie M. Ward (1) (2)               Chief Executive Officer, Computer Generation Incorporated, Atlanta, GA,            1992
  (58)                                 a provider of turn-key telecommunications systems products and data process-
                                       ing services to U.S. and international markets, 1968 to present.

  Wayne Shortridge (1) (3)             Partner, Paul, Hastings, Janofsky & Walker, January 1994 to present; Partner,      1992
  (58)                                 Powell, Goldstein, Frazer & Murphy, Atlanta, GA., 1968 to January 1994.

  William E. Fruhan (1) (3)            The George E. Bates Professorship, Harvard University, Graduate School             1992
  (53)                                 of Business, Cambridge, MA., 1979 to present.

  Class I Directors
  (Term expiring in 1997)

  Olin B. King (4)                     Chairman of the Board and Chief Executive Officer of SCI Systems, Inc.             1961
  (62)

  Howard H. Callaway (2) (3)           Chief Executive Officer, Crested Butte Mountain Resort, Inc., Crested Butte, CO,   1976
  (69)                                 a resort complex, since 1979; Chairman, Callaway Gardens Resort, Inc.,
                                       Pine Mountain, GA, a resort complex, since January 1994.

  (1) Member of the Investment Committee
  (2) Member of the Compensation Committee
  (3) Member of the Audit Committee
  (4) Member of the Executive Committee
  Certain of the  continuing  directors and director  nominees also serve as directors of other  publicly held companies as follows:
Mr. Callaway,  CML Group, Inc.; Mr. King, Regions Financial  Corporation;  Mr. Sapp, VBand Corporation;  Mr. Tod, EG&G, Inc. and CML
Group, Inc.; Dr. Fruhan, Prudential Institutional Fund; and Ms. Ward, TRIGON Blue Cross Blue Shield and Nations Bank Corporation.

  Meetings and Committees
  The Board has standing Executive, Investment, Compensation, and Audit Committees. The Board does not have a standing Nominating Committee as the Executive Committee acts as such.
  During fiscal year 1996 the Board met four times; the Executive Committee met nine times; the Investment Committee met five times; the Compensation Committee met two times; and the Audit Committee met once.
  Consisting entirely of outside directors, the Audit Committee is responsible for reviewing the Company's financial statements, evaluating the Company's internal financial controls and procedures, and coordinating and approving the activities of the Company's auditors.
  Consisting entirely of outside directors, the Compensation Committee is responsible for setting compensation guidelines for executives of the Company, establishing their salaries, reviewing and approving incentive compensation plans and bonus awards, and reporting all of the foregoing to the outside members of the Board for approval.
  The Executive Committee functions with substantially all of the powers and duties of the Board; however, this Committee does not have authority to approve mergers, amend the Certificate of Incorporation or Bylaws, or dispose of substantially all of the Company's assets. The Executive Committee also functions as the nominating committee of the Company, and will consider proposed directorship nominations if recommended by shareholders in writing to the Secretary of the Company.
  The Investment Committee is responsible for reviewing the investment funds of the Company and of each employee benefit trust established by the Company, and for directing the investment funds of the Company's Supplemental Retirement Plan.
  For Fiscal 1996 the six outside directors were paid an annual fee of $13,500 plus $1,000 per Board meeting attended and $500.00 per committee meeting attended, except that, in addition to the annual fee and Board Meeting fee, Mr. Moquin, a retiring director, was paid $150 per hour for Executive Committee meetings and for other work done for the Company as requested. In 1996 Mr. Moquin was paid $1,200 for attendance at Executive Committee meetings only.
  The Company has adopted a Directors' Deferred Compensation Plan pursuant to which non-employee Directors may elect in advance to defer all or part of their Director's fees in return for stock equivalent rights equal to the number of shares of Common Stock which he or she could have purchased with the deferred fees. If a Director defers 100% of his or her fees earned during an entire year, the Director will also be entitled to additional stock equivalent rights equal to 40% of the deferred fees. The deferred fees and any additional earned stock equivalent rights are contributed by the Company to a trust which purchases Common Stock in the open market as the Directors' fees are deferred and holds the Common Stock in the name of the Director participant. On termination of a Director's service from the Board for any reason, all stock equivalent rights earned by the Director pursuant to the Plan will be paid out to him or her by the trust in Common Stock held in his or her name.
  The   following  Directors  elected to defer  receipt of 100% of their Board fees for fiscal year 1996  pursuant to the  Directors'
Deferred Compensation Plan: Dr. Fruhan, Messrs. Callaway, Shortridge and Tod, and Ms. Ward. Mr. Moquin elected to defer 100% of his Board fees for three of the four Meetings held during the year. No director exercised stock options during the year.

  The Board of Directors recommends a vote "FOR" the re-election of the director nominees named above.


                    PROPOSAL 2-APPROVAL OF SCI SYSTEMS, INC.
                 SENIOR EXECUTIVE OFFICERS ANNUAL INCENTIVE PLAN

The Senior Executive Officers Annual Incentive Plan (the "Plan") is an incentive plan intended to link the amount of annual cash incentive awards granted to the Company's Chief Executive Officer and Chief Operating Officer ("Senior Executive Officers") to corporate performance, based on the relative responsibility of the individual to whom the award is granted. For several years annual incentive compensation granted to Mr. King, Chairman and Chief Executive Officer, and Mr. Sapp, President and Chief Operating Officer, pursuant to the Plan has been set at 1% and .65% of the Company's annual net income, respectively. See "Compensation Committee Report on Executive Compenstation--Annual Incentive Program."
  The Board of Directors has determined that it is in the best interest of the Company and its shareholders to seek shareholder approval of the Plan in view of the federal tax provisions contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under Code Section 162(m), the Company may be prohibited from deducting the expense of compensation accrued or paid to any Named Executive Officer to the extent such compensation exceeds $1 million for any taxable year of the Company. An exception to this deduction limit exists for performance-based compensation, such as the incentive awards granted under the Plan, if the material terms of the performance-based compensation awarded to the Senior Executive Officers are disclosed to and approved by the shareholders. Shareholder approval of the Plan is thus sought in order that awards granted under the Plan will be fully tax deductible by the Company.
  Payment of annual incentive awards will be made in cash unless the Senior Executive Officers elect to have payment of the award deferred pursuant to the Company's Deferred Compensation Plan.
  The Board of Directors may at any time amend, suspend, discontinue, or terminate the Plan.

  Your Board of Directors recommends that Shareholders vote "FOR" the SCI Systems, Inc. Senior Executive Officers Annual Incentive Plan.

                PROPOSAL 3-RATIFICATION OF SELECTION OF AUDITORS

  Ernst & Young LLP has served as independent certified public accountants for the Company since 1961 and has been selected by the Board of Directors to audit the books and records of the Company for the fiscal year ending June 30, 1997. If the shareholders do not ratify this selection, the selection of another firm will be considered by the Board. The Audit Committee of the Board is of the opinion that the retention of the services of Ernst & Young LLP is in the best interests of the Company. A representative of the firm is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

  The Board of Directors recommends a vote "FOR" ratification of Ernst & Young LLP as Auditors for fiscal year 1997.

                               EXECUTIVE OFFICERS

  Officers of the Company are elected by the Board annually and serve at the pleasure of the Board. Information concerning certain of the executive officers of the Company is contained in the following Summary Compensation Table and other tables set forth in this Proxy Statement.
  Messrs. Olin B. King and A. Eugene Sapp, Jr. are officers of SCI Systems, Inc. and of one or more of its subsidiaries; all other executive officers are officers of one or more Company subsidiaries.
  Messrs. King and Sapp have held various positions with the Company since 1961 and 1962, respectively, and have been Chairman and CEO, and President and COO, respectively, since prior to 1990.
  Mr. Richard A. Holloway, age 54, joined the Company in April 1986 as Senior Vice President, Government Division.
  Mr. Jeffery L. Nesbitt, age 45, joined the Company in 1985 as Plant Manager and was promoted to Vice President in 1987 and to Senior Vice President, Eastern Region, in 1991.
  Mr. David F. Jenkins, age 59, joined the Company in 1990 as Vice President and was promoted to Senior Vice President, Western Region, in 1991.
  Mr. Alexander A.C. Wilson, age 59, joined the Company as Senior Vice President, European Region, in October 1993. From 1992 to September 1993 Mr. Wilson served as Director, Personal Computer Manufacturing and Distribution, International Business Machines Corporation. From 1978 through 1992 Mr. Wilson held increasingly responsible management positions with International Business Machines Corporation.
  Mr. Jerry F. Thomas, age 55, has held various positions with the Company since 1963. In 1987 he was named Vice President, and in September 1993 he was promoted to Senior Vice President, Central Region.
  Mr. Peter M. Scheffler, age 45, joined the Company as Senior Vice President Asian Region, in January 1994. From June 1993 to January 1994 Mr. Scheffler was Senior Director of Worldwide Manufacturing for Apple Computer, Inc. From 1988 through June 1993 Mr. Scheffler held a variety of management positions with Apple Computer, Inc.

                             EXECUTIVE COMPENSATION

  SEC regulations require disclosure to shareholders of executive compensation in prescribed formats. The required information is comprised of a Summary Compensation Table, additional tables which provide further details of stock options and similar forms of compensation, a report on executive compensation from the Compensation Committee of the Board of Directors, and a five year stock performance graph.
  The following table summarizes for the last three completed fiscal years the compensation of the five most highly compensated executive officers including the Chief Executive Officer ("Named Executive Officers") of the Company whose salary and bonus exceeded $100,000 for the year ended June 30, 1996:



                           Summary Compensation Table
                                                                                                   Long Term
                                                                                             Annual Compensation        Compensation
  Name and                                                                     Total              Securities          All Other
  Principal                                                                   Annual              Underlying         Compensation
  Position               Year          Salary ($)         Bonus ($)        Compensation ($)       Options (#)         ($)  (c)
  --------               ----          ----------         ---------        ----------------       -----------        --------------

  Olin B. King,          1996            504,051           809,547(a)      1,313,598                45,000             18,146
  Chairman & CEO         1995            464,709           452,426           917,135                40,000             16,596
                         1994            399,573           211,613           611,186                40,000             14,385

  A. Eugene Sapp, Jr.,   1996            382,326           526,205(a)         908,531               30,000             13,764
  President & COO        1995            358,309           294,077            652,386               28,000             12,444
                         1994            308,800           137,548            446,348               28,000             11,117


  Jerry F. Thomas,       1996            172,181           173,700(a)         345,881               14,000              6,183
  Senior Vice President, 1995            161,371           105,833            267,204               12,000              5,809
  Central Region         1994            139,962            66,825            206,787               10,000              5,039

  David F. Jenkins,      1996            196,953           128,478(a)         325,431               14,000              4,727
  Senior Vice President, 1995            182,282           153,791            336,073               12,000              3,281
  Western Region         1994            160,004            71,338            231,342               12,000              2,898

  Peter M. Scheffler,    1996            195,459            67,291(a)         262,750               12,000            236,227(d)
  Senior Vice President, 1995            189,510            65,599            255,109                8,000            213,455(d)
   Asian Region          1994             70,673(b)         22,479(b)          93,152(b)            10,000            107,050
   (a) The 1996 bonus is a good faith estimate of the amount payable when final accounting is completed and approved by the Board of Directors.
   (b) Represents partial salary and bonus for the year Mr. Scheffler joined the Company.
   (c) Amounts represent the Company's contributions to the Company's 401(k) and
       Deferred  Compensation  Plans,  which Plans are available to all eligible employees.
   (d) Amounts  represent  contributions of $3,518 in 1996 and $1,654 in 1995 to the Company's 401(k) and Deferred  Compensation Plans, with the remainder representing foreign living and car allowances.

                     Stock Option Grants in Last Fiscal Year
  Prior to October 28,1994, the Company granted stock options to executive officers and other key employees pursuant to its Incentive Stock Option and Non-Qualified Stock Option Plans, and after October 28, 1994, pursuant to its
1994 Stock Option  Incentive Plan (the "1994 Plan").  The Company does not grant
Stock Appreciation Rights (SARs). The following table sets forth certain information regarding stock options granted to the Named Executive Officers during fiscal year 1996 under the 1994 Plan:

                                                                                                            Potential Realizable
                              Number of                                                                     Value at Assumed
                             Securities           % of Total                                                Annual Rates of Stock
                             Underlying       Options Granted to                                            Price Appreciation for
                               Options           Employees in       Exercise or Base     Expiration           Option Term
  Name                       Granted (#)          Fiscal Year         Price ($/SH)          Date         5% ($)         10% ($)
  ----                       ----------           -----------         ------------          ----         ------         -------
  Olin B. King                 45,000               15.31                 35.00            10/28/05      990,509       2,510,144
  A. Eugene Sapp, Jr.          30,000               10.20                 35.00            10/28/05      660,339       1,673,430
  David F. Jenkins             14,000                4.76                 35.00            10/28/05      308,158         780,934
  Jerry F. Thomas              14,000                4.76                 35.00            10/28/05      308,158         780,934
  Peter M. Scheffler           12,000                4.08                 35.00            10/28/05      264,136         669,372

  The assumed annual rates of appreciation of five and ten percent would result in the price of the Company's common stock increasing by $22.01 and $55.78, respectively, by the end of the option term.





               Aggregated Option Exercises in Fiscal Year 1996 and
                         Fiscal Year-End Option Values


   The following table summarizes options exercised during fiscal year 1996 and presents the value of unexercised options held by the Named Executive Officers at fiscal year-end under all stock option Plans:

                                                                    Number of
                                                                 Securities Underlying                Value of Unexercised
                          Shares                                  Unexercised Options                 In-the-Money Options
                         Acquired           Value                at Fiscal Year End (#)              At Fiscal Year End ($)
   Name               on Exercise (#)  Realized($)       Exercisable      Unexercisable              Exercisable   Unexercisable
   ----               ---------------  -----------       -----------      -------------              -----------   -------------
   Olin B. King           47,700        1,429,353           246,750          82,000                  7,469,969     1,250,500
   A. Eugene Sapp, Jr.    59,300        1,369,046           129,000          56,000                  3,809,125       863,000
   David F. Jenkins          -0-              -0-            39,950          24,800                  1,097,294       371,800
   Jerry F. Thomas        15,500          390,438            34,125          24,000                  922,678         353,900
   Peter M. Scheffler        -0-              -0-            11,600          18,400                  223,350         251,900


   Supplemental Retirement Plan: The Company's Supplemental Retirement Plan ("SRP") is a noncontributory, defined benefit pension plan which provides fixed benefits to members upon their retirement, death or termination of employment after at least 5 years of service with the Company or its subsidiaries. The SRP is sponsored by SCI Systems (Alabama), Inc. ("Plan Sponsor"), a wholly owned subsidiary of the Company.
   All employees of the Plan Sponsor and its participating affiliates are eligible to participate in the SRP. The SRP provides for a benefit accrual each year for up to 35 years equal to 1% of employee compensation in excess of $10,000 and, as of January 1, 1989, 1/2% of the first $10,000. Employee compensation covered by the SRP is the total compensation that would be subject to Social Security taxes as actually paid to the employee during a calendar year, but excluding supplemental compensation awards, subject to a limitation beginning January 1, 1989. Compensation deferred by participants under the Deferred Compensation Plan is not included as part of the employee covered compensation in the year of deferral.
   Based on past years' compensation covered by the SRP, and assuming normal retirement age and a 5.5% annual increase in covered compensation from calendar year 1996 until retirement, estimated annual benefits payable upon retirement to the Named Executive Officers are as follows: Mr. King, $60,322; Mr. Sapp, $53,866; Mr. Jenkins, $23,277; Mr. Thomas, $31,423 and for Mr. Scheffler, $71,276. These estimated benefits are subject to the Internal Revenue Code of 1986 (the "Code") ss.415 maximum benefit limitations. In addition, these benefits do not reflect the maximum limitation on includable employee compensation under Code ss.401(a)(17) effective for plan years beginning in 1989. The maximum limitation in 1996 is $150,000, subject to cost of living increases as prescribed by the Secretary of the Treasury.


             Compensation Committee Report on Executive Compensation
   The Compensation Committee of the Company's Board of Directors (the "Committee") consists of four Directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the officers. The Committee recommendations of compensation for the Chief Executive Officer and the other officers are reviewed with and approved by all the nonemployee directors, who constitute a majority of the Board.
   The Committee's overall policy regarding compensation of the Company's officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability; that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality; and that support both the short-term and long-term goals of the Company.
   The executive compensation program includes three elements which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These elements are base salary, annual incentive awards in the form of annual cash bonuses, and long-term incentive awards in the form of stock option grants.

   Base Salaries:
   The Committee annually reviews and establishes officer base salaries. Individual salaries are determined by the Committee's assessment of the individual's experience level, the scope and complexity of the position held, and the salaries being paid for similar positions in the industry based upon the Company's knowledge of competitive salaries in the marketplace.

   Annual Incentive Program:
   The goal of the annual incentive, or bonus, program is to place a significant portion of the officers' and senior managers' cash compensation at risk to encourage and reward a continued high level of performance each year. Individual incentive amounts are determined by the Committee generally based upon profitability of the individual's business unit and his or her organizational responsibility.
   The CEO and COO do not participate in the same annual incentive program as other Company officers. Annual incentive compensation for Messrs. King, Chairman and CEO, and Sapp, President and COO, is granted pursuant to the Company's Senior Executive Officers Annual Incentive Plan and is based upon the Company's annual profits. This incentive compensation has been set for several years at 1% of the Company's annual net income for Mr. King and .65% of annual net income for Mr. Sapp.

   Long-term Incentive Program:
   Stock options are the basis for the Company's long-term incentive program. The Company's stock option grants generally are made at market value at the date of grant and vest over a five year period. This program links officer compensation to long-term shareholder value and focuses management attention on Company performance over a period longer than one year. Stock options are also granted to encourage and facilitate personal stock ownership by the officers and thus strengthen their personal commitment to the Company and lengthen their perspective. The Committee's policy is to grant stock option awards annually, based both upon individual performance and the potential for the officer to contribute to the future success of the Company.
   The Committee believes that the three programs described above provide compensation that is competitive with the levels paid by major competitors in the industry; effectively links officer and shareholder interests through equity-based plans; and is structured to provide incentives that are consistent with the long-term investment horizons which characterize the business in which the Company is engaged. In this regard, the Committee draws shareholder attention to the Total Annual Compensation for Messrs. King and Sapp, CEO and COO, respectively, for fiscal years 1994, 1995, and 1996. Total Annual Compensation for these officers increased in fiscal year 1996, and generally tracked the overall performance of the Company during the three year period.

   Chief Executive Officer Compensation:
   In determining Mr. King's base salary, annual bonus, and stock option grant in fiscal year 1996, the Committee considered the Company's overall performance and Mr. King's individual performance by the same methods described above for Company officer compensation. The Committee also considered compensation granted to chief executive officers of other companies in similar industries, as well as incentives for future performance.
   The Committee believes that Mr. King's compensation as Chief Executive Officer appropriately reflects his performance and, in turn, that of the Company in fiscal year 1996. Company results and Mr. King's individual performance during the year were excellent. The Company had record revenues, record net income, record new orders received and finished the year with record order backlog.
   In Proposal 2 of this Proxy Statement the Company requests Shareholder approval of the Company's "Senior Executive Officers Annual Incentive Plan" at the Company's October 25, 1996, Annual Shareholders' Meeting (please refer to Proposal 2 elsewhere in this Proxy Statement). If Company Shareholders approve this Plan, the Committee does not believe that compensation of any Company officer is likely to exceed the non-performance based $1 million threshold limit of Section 162(m) of the Internal Revenue Code.
   Submitted by the Compensation Committee of the Company's Board of Directors:

                Howard H. Callaway, Chairman        Joseph C. Moquin
                     G. Robert Tod                   Jackie M. Ward

                                Performance Graph
   The following graph sets forth a comparison of the cumulative total Company shareholder return with those of the Dow Jones Industrial Average ("DJIA") and the Computer Hardware Subsector of the Hambrecht & Quist Technology Index ("H&Q Comp Hdw"). Total shareholder return was determined by converting the closing price of a share of SCI Common Stock at the beginning of the measurement period (June 30, 1991) to a base amount ($100.00). Cumulative return for each subsequent quarter-end (assuming reinvestment of all dividends into additional shares) was measured as a change from the closing price at the beginning of the measurement period and plotted. The graph assumes $100.00 was invested on June 30,1991, in the Company's Common Stock ("SCIS"), in the DJIA, and in the H&Q Comp Hdw companies.





                       Comparative Five-Year Total Returns
SCI Systems, Inc., Dow Jones Industrial Average, and Hambrecht & Quist Computer
                               Hardware Subsector
                      (Normalized) Stock Performance Graph


NORMALIZED PRICE         SCIS               DJIA        H&Q HARDWARE

06/91                    100                 100         100
09/91                     93                 104         108
12/91                     87                 109         100
03/92                    117                 111         105
06/92                     95                 114         106
09/92                    153                 113          95
12/92                    243                 114          87
03/93                    282                 118          87
06/93                    230                 121          85
09/93                    225                 122          75
12/93                    235                 129          91
03/94                    213                 125          96
06/94                    202                 125          83
09/94                    282                 132          99
12/94                    240                 132         113
03/95                    249                 143         117
06/95                    333                 157         146
09/95                    460                 165         158
12/95                    413                 176         163
03/96                    488                 192         160
06/96                    542                 195         172






      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. and to furnish the Company with copies of all Section 16(a) forms they file.
   Based solely on transactions reported to the Company and review of the copies of such forms and any amendments thereto furnished to the Company, or written representations that no forms were required, the Company believes that during the year ended June 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met, except that Ms. Ward filed a Form 5 at the end of the Company's fiscal year reporting five transactions by her deceased husband which should have been reported by Ms. Ward as they occurred, but which were not discovered by Ms. Ward until she was notified of such by representatives of his estate. Ms. Ward disclaims beneficial ownership of these securities.

                                     GENERAL

   Any shareholder of the Company wishing to submit a proposal at the Company's 1997 annual meeting of shareholders and desiring the proposal be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office, attention Secretary, not later than May 28, 1997, and must otherwise comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.
   The cost of preparing and mailing the proxies, accompanying notices and Proxy Statements, and all costs in connection with solicitation of proxies will be paid by the Company. In addition to solicitation by use of the mail, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or other electronic methods, or personal interview without additional compensation. The Company has also retained D.F. King & Co., Inc. to provide routine advice and services for proxy solicitation for a fee of $3,000. The Company may request brokerage houses and custodians, nominees, and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses.
   Management does not know of any other matters to be presented at the Meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the Meeting, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
   If you cannot be present in person, you are requested to please date, sign and mail the enclosed proxy card promptly. An envelope has been provided for that purpose. No postage is required if mailed in the U.S.

                                     By Order of the Board of Directors.



                                     -------------------------------------
                                     Michael M. Sullivan
                                     Secretary







   Huntsville, Alabama
   September 25, 1996



    PLEASE DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of Proposals 1, 2 and 3 and will be voted on any discretionary matters in accordance with the best judgement and discretion of the Proxies.

                                                     Dated:.      , 1996
                                                     Signature
                                                     Additional Signature, if held jointly

Please sign exactly as your name(s) appears hereon. If your shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signatory is a corporation, please sign the full corporate name by a duly authorized officer.










                                SCI SYSTEMS, INC.
   This Proxy is solicited on behalf of the Board of Directors of the Company
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated
September 25, 1996, and does hereby appoint Olin B. King and A. Eugene Sapp, Jr., and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of SCI Systems, Inc.Common
Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SCI Systems,
Inc. to be held at 500 Civic Center Drive, Augusta,  Maine 04330 at 10:00 a.m., Eastern Daylight Savings Time, on October 25, 1996,
and at any adjournment of postponement thereof, upon the following matters as specified:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ITS NOMINEES AND THE FOLLOWING PROPOSALS.
1.  Election of Class III Directors
         FOR all nominees listed below (except as marked to the contrary below)       WITHHOLD AUTHORITY to vote for all nominees
                                                                                                   listed below

             G. Robert Tod           A. Eugene Sapp, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


2.  Approval of the Senior Executive Officers Annual Incentive Plan.
                                              FOR                      AGAINST              ABSTAIN
3.  Ratification of the selection of Ernst & Young LLP as the Company's auditors for the fiscal year ending June 30, 1997.
                                              FOR                      AGAINST              ABSTAIN
4.  In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

       This Proxy may be revoked at any time prior to the voting thereof.
   (PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE)


